Exhibit 99.2
MEMORANDUM

TO:	Mediacom Employees

FROM:	Rocco B. Commisso

DATE:	November 15, 2010

RE:	Merger Agreement between Mediacom Communications and Rocco B. Commisso
This morning Mediacom Communications announced that it has entered into a definitive merger agreement with me, under which I would acquire all of the outstanding shares of Mediacom common stock that I do not already own. Upon consummation of the merger, all of the outstanding shares of Mediacom common stock not owned by me will be converted into $8.75 per share in cash. (See attached Press Release)
The Board of Directors of Mediacom, acting upon the unanimous recommendation of a Special Committee of independent directors, unanimously approved the merger agreement and has recommended that shareholders of Mediacom vote to approve the merger.
Completion of taking Mediacom private is subject to a number of closing conditions, and is expected to be completed in the first half of 2011.
As I stated when the announcement was first made on June 1st, it is very important that you understand becoming a private company will not change the way we do business. Mediacom customers are the absolute, number one priority for all of us, and we will strive to continue to provide them with great customer service and the very best products and services. I expect that the going private process will not distract any of us from managing the day-to-day operations of our Company.
This memorandum is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mediacom Communications, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (SEC) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Mediacom Communications.

November 15, 2010

“Safe Harbor” Statement under the Private Securities Litigation and Reform Act of 1995:
This memorandum includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to any proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Mediacom Communications or Mr. Commisso.